Exhibit 23.2



                    Consent of Independent Public Accountants


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated August 13, 1999, included in LSI Industries Inc.'s Annual Report on Form 10-K for the year ended June 30, 1999 and to all references to our firm included in this registration statement.


/s/Arthur Andersen LLP


Cincinnati, Ohio
November 18, 1999